UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act Of 1934

Date of Report: (Date of earliest event reported): June 24, 2014

BELDEN INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12561	36-3601505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 North Brentwood Boulevard, 15th Floor

St. Louis, Missouri 63105

(Address of principal executive office) (Zip Code)

Registrants’ telephone number, including area code (314) 854-8000

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On June 24, 2014, Belden Inc. (“Belden”) and certain of its subsidiaries (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with Wells Fargo Securities, LLC, as representative for the initial purchasers listed on Schedule I thereto (the “Initial Purchasers”), providing for the issuance and sale of $200 million aggregate principal amount of 5.25% Senior Subordinated Notes due 2024 (the “Notes”) in an offering to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued at par, and the offering of the Notes closed on June 27, 2014.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby Belden and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities.

Certain of the Initial Purchasers and their respective affiliates have provided, and in the future may provide, investment banking, commercial lending and financial advisory services to Belden and its affiliates, for which they received or will receive customary fees and expenses.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete version of the Purchase Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

The Notes were issued pursuant to an indenture dated as of June 27, 2014 (the “Indenture”), by and among Belden, the Guarantors and U.S. Bank National Association, as trustee. The Notes will mature on July 15, 2024 and rank equal in right of payment with Belden’s existing and future senior subordinated debt, and are subordinated to all of Belden’s and the Guarantors’ senior debt, including Belden’s senior secured credit facility. Belden’s obligations under the Notes are jointly and severally guaranteed by all of Belden’s current and future domestic subsidiaries that guarantee the borrowings under its senior secured credit facility.

Interest on the Notes accrues at a rate of 5.25% per annum and is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2015, to the holders of record on the immediately preceding January 1 and July 1.

Belden will have the option to redeem all or a portion of the Notes at any time on or after July 15, 2019 at specified redemption prices plus accrued interest on the Notes to the date of redemption. At any time prior to July 15, 2019 Belden may also redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, in addition to a specified applicable premium. At any time before July 15, 2017, Belden may also redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 105.25% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings.

Upon the occurrence of a change in control (as defined in the Indenture), each holder of the Notes may require Belden to repurchase all or a portion of such holder’s Notes in cash at a price equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The Indenture contains covenants that limit, among other things, Belden’s and certain of its subsidiaries’ ability to (1) incur additional debt, (2) pay dividends or make other distributions on, redeem or repurchase capital stock, or make investments or other restricted payments, (3) enter into transactions with affiliates, (4) dispose of assets or issue stock of restricted subsidiaries, (5) create liens on assets, or (6) effect a consolidation or merger or sell all, or substantially all, of its assets. These covenants are subject to a number of important exceptions and qualifications.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest, including additional interest, on all the Notes to be due and payable.

The foregoing description of the Indenture is qualified in its entirety by reference to the complete version of the Indenture, including the forms of the Note and Notation of Guarantee included therein as Exhibits A and D, respectively, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the sub-heading “Indenture” is incorporated into this Item 2.03 by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of June 27, 2014, among Belden Inc., the Guarantors named therein and U.S. Bank National Association, as trustee.

10.1	Purchase Agreement, dated as of June 24, 2014, by and among Belden Inc., the Guarantors named therein and Wells Fargo Securities, LLC, as representative of the Initial Purchasers listed in Schedule I thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BELDEN INC.
Dated: June 30, 2014

	By:	/s/ Kevin L. Bloomfield
Kevin L. Bloomfield
Senior Vice President, Secretary and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of June 27, 2014, among Belden Inc., the Guarantors named therein and U.S. Bank National Association, as trustee.

10.1	Purchase Agreement, dated as of June 24, 2014, by and among Belden Inc., the Guarantors named therein and Wells Fargo Securities, LLC, as representative of the Initial Purchasers listed in Schedule I thereto.

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